Exhibit 99.1

DEBT SETTLEMENT AGREEMENT

This Debt Settlement Agreement (the "Agreement") is dated as of the 30th day of April, 2013 (the “Effective Date”), by and between Enhance Skin Products Inc., a Nevada corporation having an address at 100 King Street West, Suite 5600, Toronto, ON M5X 1C9 Facsimile 416-644-8801("Enhance"), and Heenan Blakie LLP, an Alberta limited liability partnership having an address at P.O. Box 2900, 333 Bay Street, Suite 2900, Bay Adelaide Centre, Toronto, Ontario Canada   M5H 2T4 Facsimile 1-866-280-4651 (“Heenan”), hereinafter collectively referred to as the “Parties”.

WHEREAS, Heenan has provided legal services to Enhance (the “Services”) and made certain disbursements on behalf of Enhance in the course of the provision of those legal services (the “Disbursements”); and

WHEREAS, Heenan is not a U.S. Person as defined in Regulation S promulgated under the United States Securities Act of 1933 (a “U.S. Person”); and

WHEREAS, Enhance is indebted to Heenan for the Services and the Disbursements in the amount of CDN$119,926.21 (the “Principal Amount”); and

WHEREAS, the Parties hereby desire to settle and release all outstanding debts, obligations and liabilities with respect thereto, and all accrued and unpaid interest, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, THIS AGREEEMENT WITNESS that for good and valuable consideration of the mutual covenants and agreements contained herein, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

I.              ACKNOWLEDGEMENT OF DEBT

1.01        The Parties hereby acknowledge and agree that Enhance is, as of the Effective Date, indebted to Heenan for the Principal Amount, and that the Principal Amount constitutes the entire amount of indebtedness owing to Heenan.

II.             SETTLEMENT AMOUNT

2.01        Heenan hereby agrees to accept from Enhance, as full repayment of the Principal Amount, the following amounts (the “Settlement Amounts”), subject to the repayment terms and provisions of this Agreement:

(a)	US$15,674.54 (the “First Cash Tranche”);
(b)	US$32,078.59 (the “Second Cash Tranche”); and
(c)	1,441,242 common shares of Enhance (the “Shares”).

2.02        The First Cash Tranche is due within five (5) business days of the date this Agreement is fully executed.

2.03        The Second Cash Tranche is due from (i) any monies received by Enhance from Schott Glass AG as reimbursement for past patent costs incurred by Enhance (the “Schott Reimbursement”) and (ii) the proceeds of any fundraising by Enhance that brings the aggregate fundraising since the Effective Date by Enhance to at least one million United States dollars (the “Fundraising”).  The Second Tranche is due within five (5) business days of Enhance receiving the Schott Reimbursement or the proceeds of the Fundraising as the case may be.

2.04        The Shares are due within five (5) business days of the date this Agreement is fully executed. Heenan understands that the Shares have not been, and will not be, registered under the Securities Act of 1933 (the “Securities Act”).  Heenan understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Heenan must hold the Shares for the prescribed time under applicable securities laws unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available, or such requirements are otherwise not applicable.  Heenan acknowledges that the Company has no obligation to register or qualify the Shares.  Heenan further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares.

Heenan understands that the Shares may bear may bear one or all of the following legends:

(a)       THE SECURITIES REPRESENTED HEREBY HAVE BEEN OFFERED IN AN OFFSHORE TRANSACTION TO A PERSON WHO IS NOT A U.S. PERSON PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT").

NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT. "UNITED STATES" AND "U.S. PERSON" ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.

(b)        Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate so legended.

III.           REPRESENTATIONS AND WARRANTIES OF HEENAN

3.01	Heenan hereby represents and warrants to Enhance as follows: (a) Heenan has not assigned its rights to receive the Principal Amount to any third party;
(b)	Heenan is not a U.S. Person;
(c)	Heenan is not acquiring the Shares for the account or benefit of, directly or indirectly, any U.S Person;
(d)
Heenan is acquiring the Shares as principal for investment only and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and, in particular, it has no intention to distribute either directly or indirectly any of the Shares in the United States or to U.S. Persons; and

(e)
Heenan understands and agrees not to engage in any hedging transactions involving any of the Shares unless such transactions are in compliance with the provisions of the 1933 Act and in each case only in accordance with applicable state securities laws.

IV.           RELEASES

4.01        Except for the obligations set out in this Agreement, Heenan hereby releases and forever discharges Enhance and its, employees, officers, directors, successors and assigns of and from all actions, causes of action, damages, claims and demands whatsoever, which Heenan had, now has or which Heenan hereafter can, shall or may have for any reason whatsoever, including but not limited to all actions, causes of action, damages claims and demands arising out of any indebtedness, liabilities or obligations owing by Enhance to Heenan, including without limitation the Principal Amount.

4.02        Except for the obligations set out in this Agreement, Enhance hereby releases and forever discharges Heenan and its, employees, officers, directors, successors and assigns of and from all actions, causes of action, damages, claims and demands whatsoever, which Enhance had, now has or which Enhance hereafter can, shall or may have for any reason whatsoever, including but not limited to all actions, causes of action, damages claims and demands arising out of the services provided by Heenan leading to any indebtedness, liabilities or obligations owing by Enhance to Heenan, including without limitation the Principal Amount.

V.            EFFECTIVE TIME OF RELEASE

5.01         The releases provided in this Agreement shall be effective upon receipt of the First Cash Tranche by Heenan.

VI.           GENERAL PROVISIONS

6.01        Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified herein prior to 6:30 p.m. (Toronto, Ontario time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified herein on a day that is not a business day or later than 6:30 p.m. (Toronto, Ontario time) on any business day, (c) the business day following the date of mailing, if sent by Canadian nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as set forth in the recitals to this Agreement.

6.02         This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  Neither party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.

6.03         This Agreement may not be changed orally, but only by an instrument in writing signed by the Parties.

6.04         This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, commitments or understandings with respect to such matters.

6.05         The clauses and paragraphs contained in this Agreement are intended to be read and construed independently of each other. If any part of this Agreement is held to be invalid, this invalidity will not affect the operation of any other part of this Agreement.

6.06         If any provision of this Agreement or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable, the remaining provisions of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

6.07         This Agreement is governed and constructed under and in accordance with the laws of the Province of Ontario without giving effect to principles of conflicts of law.  For purposes of any action or proceeding involving this Agreement each of the Parties to this Agreement expressly submits to the jurisdiction of the federal and provincial courts located in the Province of Ontario and consents to the service of any process or paper by registered mail or by personal service within or without the Province of Ontario in accordance with applicable law, provided a reasonable time for appearance is allowed.

6.08         This Agreement may be executed in separate counterparts, none of which need contain the signature of all parties, each of which shall be deemed to be an original and all of which taken together constitute one and the same instrument.  It is not necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the Parties to this Agreement is sought.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

Enhance Skin Products Inc.

By:____________________________________
Donald Nicholson
President, Chief Executive Officer

Heenan Blakie LLP

By:  _________________________________________
William Mayo
Partner